SCHEDULE 14C INFORMATION

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WASHINGTON GAS LIGHT COMPANY

(Name of Registrant As Specified In Its Charter)

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Washington Gas Light Company

101 Constitution Ave., N.W.
Washington, D.C. 20080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The annual meeting of shareholders of Washington Gas Light Company will be held at the Cloyd Heck Marvin Center at the George Washington University, 800 21st St., N.W.; Washington, D.C. 20052, on Wednesday, February 23, 2005, at 11:30 a.m., for the following purposes, as more fully set forth in the annexed information statement:

(1) To elect eight directors for the ensuing year;

(2) To ratify the appointment of Deloitte and Touche LLP as independent public accountants for fiscal year 2005;

(3) To transact any other business properly brought before the meeting and any adjournments thereof.

      Each holder of common stock and preferred stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of Washington Gas Light Company at the close of business on January 4, 2005.

      THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By order of the board of directors,

Douglas V. Pope
Secretary

January 24, 2005

INFORMATION STATEMENT

WASHINGTON GAS LIGHT COMPANY

101 Constitution Ave., N.W.

Washington, D.C. 20080

January 24, 2005

      This information statement is furnished in connection with the annual meeting of shareholders of Washington Gas Light Company (“the Company”) to be held on Wednesday, February 23, 2005 and at any adjournment thereof. The meeting will be held at the Cloyd Heck Marvin Center at the George Washington University; 800 21st St., N.W.; Washington, D.C. 20052 at 11:30 a.m.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      Each holder of the Company’s common stock and preferred stock is entitled to one vote for each share of the stock standing in the name of the holder on the records of the Company at the close of business on January 4, 2005. Outstanding voting securities as of January 4, 2005, consisted of 46,479,536 shares of common stock; 150,000 shares of Serial Preferred Stock, $4.80 Series; 70,600 shares of Serial Preferred Stock, $4.25 Series; and 60,000 shares of Serial Preferred Stock, $5.00 Series. The matters to be voted upon at the annual meeting are described in this information statement.

      As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

•	The eight director nominees receiving the greatest number of votes will be elected;

•	The proposal to ratify the appointment of independent public accountants must receive more votes cast in favor than the number of votes cast against by holders of shares of the Company’s common stock and preferred stock present and entitled to vote at the meeting.

      As of January 4, 2005, WGL Holdings, Inc. (“WGL Holdings”) owned all 46,479,536 shares of the Company’s outstanding common stock. The Company has been informed that WGL Holdings intends to vote all its shares of the Company’s common stock for the election of the nominees named in Proposal 1 and for the ratification of appointment of independent public accountants named in Proposal 2. Accordingly, these matters are expected to be approved.

PROPOSAL 1

ELECTION OF DIRECTORS

      At the annual meeting, eight directors are to be elected to hold office for the ensuing year.

      The Company has been informed that WGL Holdings intends to cast the votes of all of the outstanding shares of common stock of the Company for the election of the nominees named below, all of whom are now serving as directors. The Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, WGL Holdings has informed the Company that it intends to cast its votes for another nominee, or other nominees, to be selected by the board of directors.

Michael D. Barnes, age 61, is President of The Brady Campaign and Brady Center to Prevent Gun Violence. He was previously a partner in the Washington, D.C. law firm of Hogan & Hartson (1993-2000) and a partner with the law firm of Arent, Fox, Kintner, Plotkin & Kahn (1987-1993). Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee.

George P. Clancy, Jr., age 61, is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy has an extensive career in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer — Signet Bank, N.A. (1988-1995). Mr. Clancy is active in several community and civic organizations, including serving as Chairman of the Catholic Charities Foundation, Chairman of the Washington, D.C. Police Fund, Member of the Board of Trustees of the University System of Maryland Foundation, Inc. and the University of Maryland College Park Foundation. Mr. Clancy has been a director of Washington Gas Light Company and a director of WGL Holdings since December 2000.

James H. DeGraffenreidt, Jr., age 51, is Chairman and Chief Executive Officer of the Company and of WGL Holdings. Mr. DeGraffenreidt previously served as President and Chief Operating Officer of Washington Gas Light Company (1994-1998); President and Chief Executive Officer (1998); Chairman and Chief Executive Officer (1998-2000); Chairman, President and Chief Executive Officer of the Company and of WGL Holdings (2000-2001), and was elected to his present position effective October 1, 2001. Mr. DeGraffenreidt serves on the boards of Harbor Bankshares Corporation, Mass Mutual Financial Group, the American Gas Association and The Alliance to Save Energy. He has been a member of the Board of Directors of Washington Gas Light Company since 1994 and a director of WGL Holdings since January 2000.

James W. Dyke, Jr., age 58, is a partner in the Virginia law firm of McGuire Woods LLP, where he specializes in corporate, education, voting rights and municipal law. He has been a partner with the firm since 1993. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Advisor to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia, Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. Mr. Dyke has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Melvyn J. Estrin, age 62, is Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. trading as Estrin International (1983-present). Mr. Estrin is a Director of ChemLink, LLC; Eagle Hospitality LLC; Armed Forces Lodging LLC and Bluemercury, Inc. Mr. Estrin has served as Chairman and Chief Executive Officer of two Fortune 500 companies and has been a principal in numerous business enterprises. Mr. Estrin has been a director of Washington Gas Light Company since 1991 and a director of WGL Holdings since November 2000.

James F. Lafond, age 62, retired in 2002 as the Area Managing partner in the greater Washington, D.C. area for Pricewaterhouse Coopers LLP, a position he held since 1998. He is a Certified Public Accountant with extensive experience serving in leadership positions with PricewaterhouseCoopers and with its predecessor, Coopers & Lybrand LLP. He has been active in several civic and non-profit organizations. Among other recognitions, he has received the Lifetime Achievement Award from the Leukemia and Lymphoma Society. He is currently a director of VSE Corporation as well as several not-for-profit entities. Mr. Lafond has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Debra L. Lee, age 50, is President and Chief Operating Officer of BET Holdings, Inc., a global multi-media company that owns and operates Black Entertainment Television and several other ventures. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995) and was elected to her present position in 1996. Ms. Lee serves on the boards of Girls, Inc., Alvin Ailey American Dance Theater and the National Cable Television Association. Ms. Lee is also on the Board of Directors of Eastman Kodak Company and Marriott International, Inc. Ms. Lee has been a director of Washington Gas Light Company since July 2000 and a director of WGL Holdings since November 2000.

Karen Hastie Williams, age 60, recently retired as a Partner with the Washington, D.C. law firm of Crowell & Moring, where she specialized in public contract law. Prior to joining Crowell & Moring, Ms. Williams served as Administrator for the Office of Federal Procurement Policy at the Office of Management and Budget (1980-1981) and Chief Counsel of the Senate Committee on the Budget (1977-1980). Ms. Williams is a director of SunTrust Banks, Inc., Continental Airlines Company, Gannett Co. and The Chubb Corporation. Ms. Williams has been a director of Washington Gas Light Company since 1992, a director of WGL Holdings since November 2000 and serves as Chair of the Audit Committee.

The Board of Directors and Committees of the Board

      The following information relates to board and board committee meetings during the fiscal year ended September 30, 2004. Mr. Callahan, a member of the board of directors and the Executive, Audit and Human Resources Committees, will retire from the board and each of those committees on February 23, 2005.

      The board of directors has established four standing committees:

      The Executive Committee members are: James H. DeGraffenreidt, Jr. (Chairman), Michael D. Barnes, Daniel J. Callahan, III, and Karen Hastie Williams. There are five alternate members: George P. Clancy, Jr., James W. Dyke, Jr., Melvyn J. Estrin, James F. Lafond and Debra L. Lee. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee did not meet during fiscal year 2004.

      The Audit Committee members are: Karen Hastie Williams (Chair), Daniel J. Callahan, III, George P. Clancy, Jr. and James F. Lafond. Members of the audit committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The Company’s board or directors has determined that Messrs. Callahan, Clancy and Lafond meet the qualifications of an “audit committee financial expert,” as that term is defined by rules of the Securities and Exchange Commission.* As provided in its charter, functions of the audit committee include the appointment, compensation and oversight of the Company’s independent public accountants, reviewing with the independent public accountants the financial statements and their accompanying report and reviewing the system of internal controls and the adequacy of the internal audit program. Reference is made to the Audit Committee Report, which appears later in this information statement, for a further description of the responsibilities of this committee. This committee held 5 meetings during fiscal year 2004.

      The Governance Committee members are: Michael D. Barnes (Chairman), James W. Dyke, Jr. and Karen Hastie Williams. Members of the Governance Committee are independent under rules of the New York Stock Exchange. As provided in its charter, functions of the governance committee include consideration of criteria for selection of candidates for election to the board of directors and committees of the board and adoption of policies and principles concerning board service and corporate governance. This committee also considers criteria for oversight and evaluation of the board and management and the adoption of a code of conduct. The governance committee will consider nominees recommended by shareholders; those recommendations should be sent to the Chair of the governance committee care of the Corporate Secretary; Washington Gas Light Company; 101 Constitution Ave., N.W.; Washington, D.C. 20080. This committee held 4 meetings during fiscal year 2004.

      The Human Resources Committee members are: Daniel J. Callahan, III (Chairman), George P. Clancy, Jr., Melvyn J. Estrin and Debra L. Lee. Members of the Human Resources Committee are independent under rules of the New York Stock Exchange. As provided in its charter, primary functions of this committee include setting corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”), evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. This committee also recommends compensation levels, sets performance targets and evaluates the performance of the Company’s other officers and determines any incentive and equity-based compensation to be awarded to those officers. This committee also considers succession planning for leadership positions in the Company. There were 4 meetings of this committee during fiscal year 2004.

*In accordance with rules of the Securities and Exchange Commission, persons determined to be audit committee financial experts will not be deemed an expert for any purpose, including, without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being so designated. The designation as an audit committee financial expert does not impose on such person or persons any duties, obligations or liabilities that are greater than those imposed on such person as a member of the audit committee and the board of directors in the absence of such designation.

      The board of directors of Washington Gas Light Company held 7 meetings during fiscal year 2004.

Corporate Governance Practices and Shareholder Communications

      The Company’s board of directors has determined that all of the Company’s directors, except the Chairman and Chief Executive Officer, are independent within the meaning of the rules of the New York Stock Exchange. In determining independence, the board of directors considered the specific criteria for independence under the New York Stock Exchange rules and also the facts and circumstances of any other relationships of individual directors with the Company.

      The board and board committees regularly meet in executive sessions without the presence of any management representatives. The presiding director in those executive sessions is the most senior director present in that executive session in terms of service on the board of directors. If the executive session includes or is devoted to a report of a board committee, the chair of that committee presides in that portion of the executive session.

      The Audit, Governance and Human Resources committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.washgas.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; Washington Gas Light Company, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.

      The board has adopted Corporate Governance Guidelines and a Code of Conduct. These documents may be viewed on the Company’s website, www.washgas.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; Washington Gas Light Company; 101 Constitution Ave., N.W.; Washington, D.C. 20080.

      The board of directors has a policy under which directors who are not employees of the Company and its subsidiaries may not stand for re-election after reaching the age of 72. Also under this policy, directors who are employees of the Company must retire from the board upon their retirement from the Company. This policy can be changed at any time by action of the board of directors.

      All board members are invited to attend the Company’s annual meeting of shareholders. WGL Holdings owns over 99% of the voting shares of Washington Gas, and few or no preferred shareholders have historically attended the Washington Gas annual meeting. Accordingly, the Company does not expect the board members to attend its annual meeting of shareholders. At the annual meeting of shareholders held on March 2, 2004, there were no preferred shareholders in attendance, and the Chairman and Chief Executive Officer was the only director who attended the meeting.

      Shareholders may send communications to board members by either sending a communication to the board and/or a particular board member care of the Corporate Secretary of the Company at 101 Constitution Ave., N.W.; Washington, D.C. 20080, or by using the toll-free number established for that purpose, which is 1-800-249-5360.

Governance Committee Processes

      The Governance Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Governance Committee, care of the Corporate Secretary of Washington Gas Light Company; 101 Constitution Ave., N.W.; Washington D.C. 20080. As provided in its Charter, the Governance Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members and by shareholders. The committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The committee from time to time engages the service of a professional search firm to identify and to evaluate potential nominees.

Non-Employee Director Compensation

      The following is a summary of the compensation paid to outside directors of the Company. Outside directors of the Company also serve as directors of the Company’s parent company, WGL Holdings, and accordingly the compensation arrangements are coordinated as described below:

•	On days which both WGL Holdings and Washington Gas Light Company boards meet, a fee of $1,000 is paid for attendance at the Washington Gas Light Company meeting and a fee of $500 is paid for attendance at the WGL Holdings meeting, for a total of $1,500 for attendance at both meetings.

•	Board committee meeting fees and fees for attending meetings of shareholders are paid in the same manner as board meeting fees.

•	On days when one, but not both, of the boards or committees meet, a meeting fee of $1,200 is paid for attendance at the board or board committee meeting.

•	On days that a director attends a director education program that has been reviewed by the Company, the director will be paid a fee of $1,500.

•	Washington Gas Light Company pays an annual cash retainer of $25,000 for service on that board of directors.

•	WGL Holdings pays an annual retainer in the form of 1,200 shares of common stock of WGL Holdings for service on that board of directors.

•	Washington Gas Light Company pays an annual retainer of $4,500 to persons serving as chairs of the Washington Gas Light Company Governance and Human Resources Committees and $10,000 to the Chair of the Audit Committee. There is no separate retainer paid for service as chair of WGL Holdings board committees. As of the record date for the annual meeting, the same persons served as chairs of both WGL Holdings and Washington Gas Light Company board committees.

      Directors may defer all or part of their cash compensation received for board service under terms of a Deferred Compensation Plan for Outside Directors. Interest is earned on deferred amounts, compounded quarterly, at a rate equal to the weekly average yield to maturity for 10-year U.S. Government fixed interest rate securities issued at the time of the deferral, with a minimum rate of 8% per year. Certain provisions of this plan are likely to be modified to meet new requirements for nonqualified deferred compensation plans under Section 409A of the American Jobs Creation Act of 2004 for amounts deferred in years after December 31, 2004. The nature of these changes required under this new law are not known as of the date of preparation of this information statement.

      A retirement plan for outside directors of Washington Gas Light Company adopted in 1995 was terminated by the board effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date.

Business Relationship with Associate of Director

      Karen Hastie Williams, a director of the Company, recently retired as a partner in the law firm of Crowell & Moring LLP. Crowell & Moring LLP performed legal services for the Company during fiscal year 2004. Fees for those services were less than $1,000. In accordance with the independence standards of the New York Stock Exchange, this professional relationship with that law firm was terminated in January 2004.

Security Ownership of WGL Holdings and Management

      WGL Holdings owns 100% of the common stock of the Company. The following table sets forth the information as of January 4, 2005, regarding WGL Holdings outstanding equity securities beneficially owned by each director, each nominee for election as a director, the executive officers named in the summary compensation table in this information statement, and all directors, nominees and executive officers as a group. No executive officer, director or nominee owns any shares of any series of preferred stock of the Company. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the common stock of WGL Holdings.

		Shares Which
		May Be Acquired
	Amount and Nature	Within 60 Days
	of Beneficial	By Exercise of
Name of Beneficial Owner	Ownership(1)	Stock Options

Michael D. Barnes	8,706	0

Thomas F. Bonner	298	0

Beverly J. Burke	4,850	19,978

Daniel J. Callahan, III	12,256	0

George P. Clancy, Jr.	5,500	0

James H. DeGraffenreidt, Jr.	55,503	128,296

James W. Dyke, Jr.	2,450	0

Melvyn J. Estrin	13,017	0

Frederic M. Kline	19,327	32,835

James F. Lafond	3,543	0

Debra L. Lee	6,145	0

Terry D. McCallister	6,108	30,461

Karen Hastie Williams	8,286	0

All directors, nominees and executive officers as a group:	203,461	324,256

(1)	All shares are directly owned by persons shown in this table except the following shares that are owned indirectly: 11,879 shares are held indirectly by executive officers in the Washington Gas Light Company Savings Plan for Management Employees and (b) 2,000 shares are owned by Mr. Callahan’s wife, and Mr. Callahan disclaims ownership of those shares.

Executive Compensation

      The table that follows presents information about compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company. It includes all compensation awarded to, earned by, or paid to the named executive officers for each of the last three fiscal years.

Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
Name and	Fiscal			Other Annual	Restricted Stock	Underlying	LTIP	All Other
Principal Position*	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options(3)	Payouts(4)	Compensation(1)

James H. DeGraffenreidt, Jr.	2004	$685,000	$534,300	$11,633	$0	95,799	$361,520	$8,146
Chairman and	2003	635,000	419,100	11,422	0	71,863	207,243	7,384
Chief Executive Officer	2002	600,000	72,000	11,448	0	52,501	195,549	7,677

Terry D. McCallister	2004	410,000	270,600	11,164	0	42,474	108,450	8,146
President and	2003	370,000	203,500	11,128	0	29,129	114,760	8,000
Chief Operating Officer	2002	300,000	53,000	10,994	0	15,750	0	6,127

Frederic M. Kline	2004	310,000	155,000	11,185	0	27,297	84,497	8,146
Vice President and Chief	2003	275,000	123,750	11,179	0	17,590	53,326	7,919
Financial Officer	2002	255,000	34,000	11,137	0	12,272	53,425	7,665

Beverly J. Burke	2004	285,000	128,250	11,165	0	22,143	66,275	6,146
Vice President and	2003	255,000	114,750	11,088	0	16,311	27,759	5,846
General Counsel	2002	200,000	23,000	11,029	0	9,625	26,417	5,939

Thomas F. Bonner	2004	255,000	140,570	11,267	0	19,812	0	8,146
Vice President	2003	205,000	78,925	9,771	0	11,096	0	8,000
	2002	76,923	25,000	3,500	0	0	0	1,231

*	Principal positions shown on this table are as of September 30, 2004. Mr. Bonner was first employed by the Company on April 29, 2002, and accordingly information for fiscal year 2002 reflects his compensation from that date through September 2002.

(1)	The amounts shown in the column titled “Other Annual Compensation” represent taxes paid on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000 in each listed fiscal year, contributions toward the cost of long-term care insurance and a vehicle allowance. The amounts shown in the column titled “All Other Compensation” represent Washington Gas Light Company’s matching contributions to Washington Gas Light Company’s Savings Plan for Management Employees during each of the listed fiscal years.

(2)	The number and value of the aggregate restricted stock holdings at the end of fiscal year 2004 for each named executive officer were as follows:

Name	Shares	Value

James H. DeGraffenreidt, Jr.	1,200	$33,912

Terry D. McCallister	200	5,652

Frederic M. Kline	0	0

Beverly J. Burke	0	0

Thomas F. Bonner	0	0

(3)	Options granted to purchase shares of WGL Holdings, Inc. common stock.

(4)	The amounts in this column represent the value of the performance shares vested under the 1999 Incentive Compensation Plan as amended and restated for the respective performance periods. The awards were based on the Company’s total shareholder return relative to its peer group and closing stock price as follows:

Fiscal		Percent of	Closing
Year	Performance Period	Target Grant	Stock Price

2004	36 Months Ending September 30, 2004	65.0%	$28.26
2003	36 Months Ending September 30, 2003	75.0	$27.58
2002	36 Months Ending September 30, 2002	95.0	$23.91

      Executive officers of the Company participate in a qualified, trusteed, noncontributory pension plan covering all active employees and vested former employees of Washington Gas

Light Company. Executive officers also participate in a Supplemental Executive Retirement Plan (“SERP”). Upon normal retirement (age 65), each eligible participant is entitled under the supplemental executive retirement plan to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards paid or deferred under the Executive Incentive Compensation Plan and the WGL Holdings, Inc. 1999 Incentive Compensation Plan, As Amended and Restated (the “1999 Incentive Compensation Plan”), or any successor plan, on December 31 of the three years out of the final five years of the participant’s service as a participant. *

      The following table shows the estimated annual single life benefits payable under the pension plan and Supplemental Executive Retirement Plan upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:

Estimated Retirement Benefits

	Years of Benefit Service
Final Average
Compensation	10	20	30

$ 300,000	$60,000	$120,000	$180,000

400,000	80,000	160,000	240,000

600,000	120,000	240,000	360,000

800,000	160,000	320,000	480,000

900,000	180,000	360,000	540,000

1,000,000	200,000	400,000	600,000

1,250,000	250,000	500,000	750,000

      The five executive officers named above in the summary compensation table have the following number of years of benefit service: Mr. DeGraffenreidt, 30 years; Mr. McCallister, 8 years; Mr. Kline, 30 years; Ms. Burke, 18 years and Mr. Bonner, 6 years.

Equity Compensation Plan Information

      The following table presents information regarding compensation plans under which common stock may be issued to employees and non-employees as compensation. There are currently two such plans: The WGL Holdings Directors’ Stock Compensation Plan and the 1999 Incentive Compensation Plan. This information is as of September 30, 2004. Material features of these plans are described elsewhere in this information statement.

      Total shares shown on the following table include 1,200 restricted shares that have vested during FY 2005 under a Long-Term Incentive Compensation Plan that has expired by its terms, 74,183 shares available for future issuance under the Directors’ Stock Compensation Plan, and 923,387 shares available for future issuance under the 1999 Incentive Compensation Plan. Performance shares that may be issued under the 1999 Incentive Compensation Plan are calculated under a formula that enables a determination of the minimum and maximum number of performance shares that may be issued. This formula is further described below in this

*	Certain provisions of the SERP will likely have to be modified to meet new requirements for nonqualified deferred compensation plans under Section 409A of the American Jobs Creation Act of 2004. This federal law was enacted on October 22, 2004, and became effective for amounts deferred under the SERP in years after December 31, 2004. Among other required changes, the timing and form of the election of payment of benefits under the SERP may no longer be tied directly to the timing and form of the election of payment of benefits under the qualified pension plan. The structure of the SERP and its benefits as required to be modified under this new law are not known as of the date of preparation of this information statement.

information statement under the caption “Long-Term Incentive Plans — Performance Share Awards.”

			Number of securities
			remaining available
			for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding options,	options, warrants	securities reflected
	warrants and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	940,300	$26.13	998,770

Equity compensation plans not approved by security holders	0	0.00	0

Total	940,300	$26.13	998,770

Employment Agreements

      Washington Gas Light Company has employment agreements with each of the executive officers named in the summary compensation table (the “named executive officers”). The agreements with these officers will be effective during the period of one year prior to, and two years following, a change of control of WGL Holdings or Washington Gas Light Company. A change of control is generally defined in these agreements as any of the following:*

•	acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas Light Company;

•	a change in the majority of the board of directors of WGL Holdings; or

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas Light Company.

      From the change of control to its second anniversary, the executive’s position, duties and responsibilities must be commensurate with the most significant of those held, exercised and assigned at the time during the 120-day period immediately preceding the change of control. The executive agrees to devote reasonable attention and time necessary to the respective company’s business affairs.

      During the one year prior and two years following a change of control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change of control or available after the change of control if more beneficial.

      Base salary is defined as an amount equal to twelve times the highest monthly base salary paid or payable during the 12-month period immediately preceding the change of control. The annual incentive is an amount at least equal to that available to peer executives of Washington Gas Light Company and its affiliates.

      With respect to all the named executive officers except Mr. Bonner, if the executive is terminated during the effective period for reasons other than cause, or if the executive resigns for good reason, the executive is entitled to severance pay equal to three times the sum of the executive’s annual base salary plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. Also the executive is entitled to an extension of other

*	Certain provisions of these Employment agreements are likely to be modified to meet requirements of the American Jobs Creation Act of 2004, which is discussed above with respect to the SERP. Among other matters, changes will likely be required to the definition of a “change of control.” The structure of these agreements as required to be modified under this new law are not known as of the date of preparation of this information statement.

employment benefits for three years. Mr. Bonner is entitled to the same benefit, except that the severance payment is two times the sum of the executive’s annual base salary, plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. The extension of other employment benefits for Mr. Bonner is for two years. Payments under these agreements may be increased for any excise taxes payable under the Internal Revenue Code.

      “Good reason” is defined differently in these agreements based on the position the named executive officer holds. The term includes one or more of the following provisions:

(1)	the assignment to the executive of any duties inconsistent in any material respect with the executive’s position;

(2)	any failure by Washington Gas Light Company to comply with any of the general employment provisions of the agreement;

(3)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the Chairman and Chief Executive Officer does not continue in the position of Chairman and Chief Executive Officer of the most senior resulting entity;

(4)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the executive does not continue in his or her existing position or a more senior position of the most senior resulting entity;

(5)	failure by Washington Gas Light Company to reimburse the executive for expenses related to a required relocation;

(6)	any required relocation of the executive more than thirty five miles from Washington, D.C.;

(7)	any purported termination by Washington Gas Light Company of the executive’s employment; or

(8)	any failure by Washington Gas Light Company or any successor to comply with and satisfy the agreement.

      Following is a summary of the contract provisions indicated above that are contained in each named executive officer’s employment agreement:

Applicable
Executive	Provisions

James H. DeGraffenreidt, Jr.	1,2,3,5,6,7,8

Terry D. McCallister	1,2,4,5,6,7,8

Frederic M. Kline	1,2,4,5,6,7,8

Beverly J. Burke	1,2,4,5,6,7,8

Thomas F. Bonner	1,2,5,6,7,8

Option Grants

      The following table provides information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended September 30, 2004. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the “Grant Date Present Value” column. An executive realizes value from a stock option only to the extent that the price of the WGL Holdings common stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance that the value realized by an executive will be at or near the value estimated below. Those amounts should not be used to predict future stock performance.

Option Grants in the Last Fiscal Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	($)(3)

James H. DeGraffenreidt, Jr.	95,799	27.9%	$27.58	10/1/13	$216,506

Terry D. McCallister	42,474	12.4	27.58	10/1/13	95,991

Frederic M. Kline	27,297	7.9	27.58	10/1/13	61,691

Beverly J. Burke	22,143	6.4	27.58	10/1/13	50,043

Thomas F. Bonner	19,812	5.8	27.58	10/1/13	44,775

(1)	Options were granted to the named executive officers under the 1999 Incentive Compensation Plan at prices equal to the fair market value on the date of grant. These are nonqualified stock options that become exercisable three years after the date of grant. These options are subject to early termination upon the occurrence of events related to termination of employment. All options immediately become exercisable upon a change in control.

(2)	The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings, Inc. or by any other method approved by the Human Resources Committee, which administers the 1999 Incentive Compensation Plan.

(3)	This represents the estimated present value of stock options, measured at the date of grant using the Modified Black-Scholes Option Pricing Model. Unless otherwise noted with respect to specific option grants in the following paragraphs, this model assumes no dilutive effects.

     The following underlying assumptions were used in developing the grant valuations:

•	an exercise price equal to the fair market value on the date of grant;

•	expected volatility of 19.04%;

•	a risk-free rate of return of 0.94% (represents the yield as of the grant date on zero coupon treasury securities that mature three months after the grant date);

•	an annual dividend yield as of the date of grant of 4.6%; and

•	an option life of three years.

     The following table shows information regarding the unexercised options held by the named executive officers at September 30, 2004, the last day of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year and

Option Values at September 30, 2004

			Number of Securities		Value of Securities
			Underlying Unexercised		Unexercised In-The-Money
	Shares		Options at		Options at
	Acquired		September 30, 2003		September 30, 2003(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James H. DeGraffenreidt, Jr.	0	$0	128,296	167,662	$281,179	$377,747

Terry D. McCallister	0	0	30,461	71,603	61,780	155,593

Frederic M. Kline	0	0	32,835	44,887	74,964	95,078

Beverly J. Burke	0	0	19,978	38,454	42,214	86,010

Thomas F. Bonner	0	0	0	30,908	0	61,740

(1)	The dollar values in this column are calculated by determining the difference between (a) the fair market value of WGL Holdings, Inc. common stock on September 30, 2004 (the last trading day of the fiscal year) and (b) the exercise price of the options multiplied by (c) the number of options with exercise prices lower than the fair market value (in-the-money options).

Long-Term Incentive Plans — Performance Share Awards

      The following table provides information regarding the number and terms of performance shares awarded to the named executive officers during the fiscal year ended September 30, 2004 under the 1999 Incentive Compensation Plan. The targeted awards were based on an economic value of between 45.0% and 81.0% of the executive’s base salary as of October 1, 2003. The awards that ultimately may be earned vary based on the total shareholder return of WGL Holdings relative to a peer group. Median performance relative to the peer group earns awards at the targeted level. The maximum that can be earned is 200 percent of the targeted level of shares. The minimum that the executives can earn is zero shares. The performance period is three years.

Performance Shares Awarded in the Last Fiscal Year

(Fiscal Year ended September 30, 2004)

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	shares, units or	other period until
Name	other rights	maturation or payout	Threshold*	Target	Maximum

James H. DeGraffenreidt, Jr.	29,877	October 1, 2006	14,939	29,877	59,754

Terry D. McCallister	13,246	October 1, 2006	6,623	13,246	26,492

Frederic M. Kline	8,513	October 1, 2006	4,257	8,513	17,026

Beverly J. Burke	6,906	October 1, 2006	3,453	6,906	13,812

Thomas F. Bonner	6,179	October 1, 2006	3,090	6,179	12,358

*	The threshold is the minimum number of shares which may be distributed as a payout under this award, assuming WGL Holdings, Inc. achieves a total shareholder return which is at least in the 30th percentile of its peer group. If WGL Holdings, Inc. does not achieve that 30th percentile performance, no payout of performance shares is allowed for this award.

HUMAN RESOURCES COMMITTEE REPORT

      The Human Resources Committee of the board of directors has responsibility for setting the level of compensation of the Chief Executive Officer and recommending levels of executive compensation of other officers for consideration by the Company’s board of directors. The objective of the executive compensation program is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each officer. Executive compensation is also intended to provide rewards and incentives for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.

      In determining appropriate levels of compensation for the officers, the committee reviews the value of the total compensation package provided by the Company. This total compensation includes base salary, long-term incentive, target short-term incentive and other benefits. In 2004, the Committee conducted a special review of retirement benefits. Company officers receive benefits under the Washington Gas Light Company pension plan and the Supplemental Executive Retirement Plan. A description of those retirement plans and the estimated benefits payable under those plans are shown in the “Estimated Retirement Benefits” table that appears following the Summary Compensation table in this information statement.

Elements of Executive Compensation

      The committee’s philosophy is that total compensation for each of the Company’s officers should be competitive with executives with similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance.

      To accomplish these objectives, each officer’s compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and performance of the Company. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of the common stock of WGL Holdings.

      Since the Company’s primary business is that of a public utility, total compensation opportunities at target levels are set at the size-adjusted median of the utilities market. General industry data is also reviewed, but to date has not affected the determination of market levels.

      Companies forming the utilities market are, to the extent possible, gas and electric and gas utilities that are similar to the Company’s utility business. This is not the same group of companies used in the performance graph shown in this information statement. The groups are different to the extent that the indices shown on the performance graph are published industry indices which include companies having much more diversified operations than the Company.

      The committee has retained an independent executive compensation consultant to review the Company’s executive compensation practices and policies. The independent advisor conducts an annual study of the Company’s executive compensation practices and policies to determine their reasonableness and competitiveness in the relevant market. The committee meets with the independent advisor during the year to review all elements of the Company’s executive compensation plans.

      The following is a description of the elements of each officer’s compensation:

      Base Salary: The committee intends base salary levels of officers to be set at a level approximately equal to utility market levels for officers of similar experience and responsibility. This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to achieve or exceed total target compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It is seen by the committee as a way to align the interests of the officers of WGL Holdings, Inc. and Washington Gas Light Company more closely with the interests of the shareholders.

      To determine competitive base and total compensation levels, management obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer’s responsibility and performance, the Chairman and Chief Executive Officer of the Company makes specific recommendations for salary adjustments for all officers except himself. The committee reviews these recommendations in consultation with the independent advisor retained by the committee. Based on this consultation and the data on industry compensation levels, the committee, acting pursuant to its charter and New York Stock Exchange rules, determines and approves the compensation for the Chairman and Chief Executive Officer and makes a final recommendation to the full board of directors as to all other officers.

      Short-Term Incentive Compensation: Short-term incentive pay opportunities are intended to encourage and to recognize high levels of performance by officers of the Company.

      For fiscal year 2004, short-term incentive compensation related to corporate performance could have been made under the 1999 Incentive Compensation Plan if WGL Holdings’ rate of return on common stock equity exceeded a threshold amount predetermined by the board of directors. For fiscal year 2004, that threshold was a 9% rate of return on common equity. Since WGL Holdings earned a rate of return on common equity in excess of that threshold, incentive awards for fiscal year 2004 corporate performance were authorized under the 1999 Incentive Compensation Plan.

      The 1999 Incentive Compensation Plan was approved by shareholders at the 1999 Washington Gas Light Company Annual Meeting of Shareholders, adopted by WGL Holdings upon formation of the holding company system on November 1, 2000. The WGL Holdings shareholders approved an amendment and restatement of the 1999 Incentive Compensation Plan at the annual meeting of shareholders held on March 5, 2003.

      The committee determines individual awards under the 1999 Incentive Compensation Plan annually. If the rate of return on common equity threshold and any other criteria are met for payments under the 1999 Incentive Compensation Plan, the Chairman and Chief Executive Officer may make recommendations to the committee for awards for each officer, except himself. These recommendations recognize that shareholders in a regulated utility achieve their investing goals when the customers are well served through efficient operations. Accordingly, these incentive recommendations include evaluation of the following factors, among others, applicable to the corporation and each of the officers:

      For the corporation:

•	return on equity;

•	operation and maintenance cost per customer;

•	customer service; and

•	operational effectiveness.

      For the officers:

•	success in meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork;

•	evaluations by peers and others; and

•	comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation.

      The committee considers the amount and basis for these recommendations in consultation with its independent advisor.

      Payouts under the 1999 Incentive Compensation Plan can be higher or lower than target depending on both corporate and individual performance. Payouts may range from 0% to 172.5% of target.

      Long-Term Incentive Compensation Under the 1999 Incentive Compensation Plan: The 1999 Incentive Compensation Plan replaced Washington Gas Light Company’s Long-Term Incentive Compensation Plan, which expired by its terms on June 27, 1999. Outstanding grants under the Long-Term Incentive Compensation Plan will remain outstanding and will vest according to the terms of those grants. Beginning with fiscal year 2000, long-term incentive compensation awards have been made by the committee under terms and conditions of the 1999 Incentive Compensation Plan. On November 1, 2000, when the Company became a subsidiary of WGL Holdings, Inc., the securities of WGL Holdings, Inc. became the securities used to grant and administer the Long-Term Incentive Compensation Plan and the 1999 Incentive Compensation Plan.

      The 1999 Incentive Compensation Plan is intended to provide key personnel of the Company with additional incentives by increasing their interests in the Company and its success. The 1999 Incentive Compensation Plan promotes achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the officers. Under the 1999 Incentive Compensation Plan, there may be awards of stock options, restricted stock, stock appreciation rights, performance shares, bonus stock, other awards based on the value of common stock, dividend units, and cash incentives. As noted previously, short-term incentives may also be granted under the 1999 Incentive Compensation Plan. The committee is the Administrator of the 1999 Incentive Compensation Plan and has the authority to grant awards under it.

      In accordance with terms of the 1999 Incentive Compensation Plan, the committee has granted long-term compensation awards in the form of stock options and performance shares. As noted above, since the utility business is still the Company’s primary business, the level of the overall compensation package, which includes these grants was set to approximate the size-adjusted median of the utility market. The exercise price of stock options is the fair market value of the common stock on the date of grant. The stock options vest on the third anniversary of the grant and expire on the tenth anniversary of the grant. For fiscal year 2004 awards, performance shares vest on the 36-month anniversary of the date of grant and are earned only if WGL Holdings, Inc. achieves specified total shareholder return levels as compared to a peer group of companies.

Compensation of the Chairman and Chief Executive Officer

      Mr. DeGraffenreidt served as Chairman and Chief Executive Officer during fiscal year 2004. Mr. DeGraffenreidt’s base salary has been set at a level approximately equal to the relevant market for positions of similar responsibilities. Mr. DeGraffenreidt was awarded an incentive payment under the 1999 Incentive Compensation Plan applicable to fiscal year 2004 of $534,300, which was equal to 43.8% of his total cash compensation for the period. This incentive payment recognizes substantial corporate achievements of the Company during the year under the executive leadership of Mr. DeGraffenreidt. These achievements include exceeding targeted net income for the year, after out-of-period adjustments, continuing corporate excellence in achieving safety objectives, the addition of over 30,000 customer meters to the utility system, and use of significant new technology in maintaining the natural gas distribution system. In addition, the core utility continued implementing significant process improvements, providing greater efficiencies in all areas of the Company’s operations.

      Long-term incentive awards in the form of stock options and performance shares were granted to Mr. DeGraffenreidt and to certain officers of the Company and its subsidiaries during fiscal year 2004 under terms of the 1999 Incentive Compensation Plan. These grants were at competitive levels based on a market study conducted by the committee’s independent advisor. The shares awarded to Mr. DeGraffenreidt are shown in the Executive Compensation section of this proxy statement. As for other executives, the level of overall compensation, which includes these grants was set to approximate the size-adjusted median of the utility market. As described above, these stock option awards under the 1999 Incentive Compensation Plan vest in three years and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is the fair market value of the shares on the date of grant. Performance shares granted in fiscal year 2004 may be earned after 36 months. Performance shares are earned only if WGL Holdings achieves specified total shareholder return levels compared to a group of peer companies over a three-year period.

Deductibility of Compensation

      Under Section 162(m) of the Internal Revenue Code, WGL Holdings and its subsidiaries, including the Company, may not deduct in its consolidated tax return compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to the other four highest compensated executive officers unless it meets specific criteria for performance-based compensation. As discussed in this report, the committee intends to provide compensation that is both market and performance based. Awards under the 1999 Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance based plan requirements. The compensation program is designed to achieve full tax deductibility. However, we reserve the right to approve non-deductible compensation if we believe it is in the best interests of the shareholders. All compensation paid for fiscal year 2004 was fully deductible for federal income tax purposes.

HUMAN RESOURCES COMMITTEE

Daniel J. Callahan, III (Chairman)*
George P. Clancy, Jr.
Melvyn J. Estrin
Debra L. Lee

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors of the Company is composed of four directors who are not employees of the Company. Members of the committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The names of the members of this committee as of the date of this information statement appear at the end of this report.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors and is directly responsible for the appointment, compensation and oversight of the Company’s independent public accountants. The committee maintains a charter that outlines its responsibilities. A copy of that charter was included with the January 28, 2002 information statement and is included on the Company’s website, www.washgas.com. The committee met five times during fiscal year 2004.

      The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the New York Stock Exchange with respect to the responsibilities of audit committees of public companies. The Audit Committee and the Company’s full board of directors are committed to compliance with all provisions of that statute and related regulations. Even before passage of the Sarbanes-Oxley Act, the Audit Committee and the Company had taken a number of actions in this regard, including placing decision making authority on the Audit Committee with respect to the appointment, compensation and oversight of the independent public accountants. Further actions have been taken by the Audit Committee and the board of directors as statutory and regulatory provisions became effective for audit committees and independent auditors.

      The Audit Committee reviewed and discussed the Company’s audited financial statements with management of the Company and the independent public accountants. The Audit Committee discussed with the Company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the Company’s internal controls.

      The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee discussed with the independent accountants the issue of their independence from the Company. The Audit Committee also has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s

*Mr. Callahan will retire from the board of directors and this committee on February 23, 2005.

Annual Report on Form 10-K for the year ended September 30, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Karen Hastie Williams (Chair)
Daniel J. Callahan, III*
George P. Clancy, Jr.
James F. Lafond

Fiscal Years 2004 and 2003 Audit Firm Fee Summary

      During fiscal years 2004 and 2003, WGL Holdings, Inc. retained its principal auditor, Deloitte & Touche LLP, to provide services to WGL Holdings, Inc. and its subsidiaries, including the Company, in the following categories and amounts.

	2004	2003

Audit Fees	$687,725	$847,622

Audit Related Fees	173,887	56,828

Tax Fees	17,000	16,000

All Other Fees	0	0

Total Fees	$878,612	$920,450

Services Provided by Deloitte

      All services rendered by Deloitte are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee, or by the Chair of the Audit Committee by delegated authority as required by applicable law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees — These are fees for services performed by Deloitte related to the audit, including advisory services rendered with respect to internal controls over financial reporting requirements such as those requirements under the Sarbanes-Oxley Act of 2002.

3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for the Company and its consolidated subsidiaries.

4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

      These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements.

Pre-approval policy for audit and non-audit services

      In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and non-audit services. This

*Mr. Callahan will retire from the board of directors and this committee on February 23, 2005.

authority may be exercised when the Audit Committee is not in session. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services reported in the schedule shown above for fiscal years 2004 and 2003 were pre-approved by the full Audit Committee or by the Chair of the Audit Committee, by delegated authority.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      At a meeting held on December 17, 2004, the audit committee of the board of directors appointed the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2005. The audit committee recommends that the shareholders ratify this appointment.

      The Company has been informed that WGL Holdings intends to cast the votes of all the outstanding shares of common stock of the Company in favor of this proposal, and accordingly the proposal is expected to be approved.

      Representatives of Deloitte & Touche LLP will not be present at the annual meeting unless by 10 a.m. on February 18, 2005, the Secretary of the Company receives written notice from a shareholder addressed to the Secretary at 101 Constitution Ave., N.W., Washington, DC 20080, that the shareholder will attend the meeting and wishes to ask questions of a representative of the firm.

OTHER MATTERS

      The board of directors knows of no other matters to be brought before the meeting.

      The annual report of WGL Holdings and subsidiaries for 2004, including financial statements, was first mailed to shareholders on or about January 10, 2005.

      Upon written request, Washington Gas Light Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Shelley Jennings, Treasurer, Washington Gas Light Company, 101 Constitution Ave., N.W., Washington, D.C. 20080.

By order of the board of directors,

Douglas V. Pope
Secretary

January 24, 2005